KPMG LLP
American International Plaza
Suite 1100
250 Munoz Rivera Avenue
San Juan, PR 00918-1819

Consent of Independent Registered Public Accounting Firm

The Board of Directors
EuroBancshares, Inc.:

We consent to the use of our report dated February 25,2004, except as to note 30, which is dated May 12, 2004, included herein and to the reference to our independent registered public accounting firm under the heading “Experts” in the prospectus. Our report refers to the adoption of the provisions of Financial Accounting Standards Board’s Interpretation No. 46R, Consolidation of Variable Interest Entities, as of December 31, 2003.

San Juan, Puerto Rico
June 25,2004